Clover Health Announces Chelsea Clinton to Step Down from Board Following Eight Years of Service
WILMINGTON, Del. – October 31, 2025 – Clover Health Investments, Corp. (Nasdaq: CLOV) (“Clover,” “Clover Health” or the “Company”) today announced that Chelsea Clinton, the longest-serving member of its Board of Directors, having joined the Board in early 2017, will conclude her service as of October 31, 2025.
During her over eight years of dedicated service, Ms. Clinton played a pivotal role in guiding Clover’s evolution from a privately held company serving 30,000 members to a publicly traded organization serving more than 100,000 seniors across multiple states.
“Chelsea has been an invaluable voice on our Board since Clover’s earliest days,” said Vivek Garipalli, Executive Chairperson and founder of Clover Health. “Her perspective, insight, and steadfast commitment to our mission have helped shape Clover into the company it is today. On behalf of our Board, our leadership team, and all Clover employees, I want to thank Chelsea for her partnership and enduring support.”
“It has been a privilege to help guide Clover as it has evolved from a private company with a bold idea to use technology to improve healthcare, into a public company that’s delivering on that promise for more than 100,000 members,” said Chelsea Clinton. “Throughout the Company’s growth, it has maintained and strengthened its mission-driven culture, and expanded its impact in helping more physicians deliver better, truly patient-centered care. I have no doubt that Clover will continue to realize on its central purpose of improving patient care, patient well-being, and ultimately, patients’ lives.”
“Chelsea has played an integral role in Clover’s growth and evolution, helping us build the foundation for what Clover is today,” said Andrew Toy, Chief Executive Officer of Clover Health. “Her commitment to our mission and belief in the power of technology to improve care have shaped how we think and operate as a company. As we move forward, we’re grateful for her leadership and excited to continue advancing the work she helped set in motion.”
During her time on the Board, Ms. Clinton served on both the Talent & Compensation Committee and the Nominating and Corporate Governance Committee.
The Company remains committed to maintaining a strong, diverse, and experienced Board that continues to guide Clover’s ongoing growth and mission.

About Clover Health:
Clover Health (Nasdaq: CLOV) is a physician enablement technology company committed to bringing access to great healthcare to everyone on Medicare. This includes a focus on seniors who have historically lacked access to affordable, high-quality healthcare. Our strategy is powered by our software platform, Clover Assistant, which is designed to aggregate patient data from across the healthcare ecosystem to support clinical decision-making and improve health outcomes through the early identification and management of chronic disease. For our members, we provide PPO and HMO Medicare Advantage plans in several states, with a differentiated focus on our flagship wide-network, high-choice PPO plans. For healthcare providers outside Clover Health's Medicare Advantage plan, we extend the benefits of our data-driven technology platform to a wider audience via our subsidiary, Counterpart Health, and aim to enable enhanced patient outcomes and reduced healthcare costs on a nationwide scale. Clover Health has published data demonstrating the technology’s impact on Medication Adherence, Congestive Heart Failure, and Chronic Obstructive Pulmonary Disease as well as the earlier identification and management of Diabetes and Chronic Kidney Disease.

Investor Relations:
Ryan Schmidt
investors@cloverhealth.com

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